Exhibit 99.1

News Release

U.S. Silica Holdings, Inc. Announces First Quarter 2013 Results and Declares Quarterly Cash Dividend

•	Record revenue of $122.3 million increased 19.2% over the first quarter of 2012

•	EPS of $0.33 per basic share; excluding non-recurring expenses, EPS of $0.36 per basic share

•	Initiating quarterly cash dividend of $0.125 per share

•	Company reaffirming full-year guidance

Frederick, Md., April 30, 2013 – U.S. Silica Holdings, Inc. (NYSE: SLCA) announced today net income of $17.3 million or $0.33 per basic and $0.32 per diluted share for the first quarter ended March 31, 2013 compared with net income of $19.1 million or $0.37 per basic and diluted share for the same period in 2012. Earnings per share in the quarter were negatively impacted by $1.9 million or $0.03 per share due to certain non-recurring charges related to our secondary offering in March and M&A and business development activities. Excluding this additional expense, net income for the first quarter ended March 31, 2013 was $19.2 million or $0.36 per basic share.

Bryan A. Shinn, president and chief executive officer of the company commented, “The first quarter of 2013 was very strong for our company as we posted record revenue, driven by our strong performance in oil and gas. We believe that drilling and efficiency improvements in hydraulic fracturing will drive increased demand in oil and gas and we expect to grow market share in a growing market.” Shinn added that, “We are also seeing success in our ISP business. We anticipate this segment will continue to be a positive contributor to this year’s earnings growth, due to the continuing rebounds in housing, chemical and automotive end markets and our focus on developing and marketing higher value offerings.”

First Quarter 2013 Highlights

Total Company

•	Revenue totaled $122.3 million compared with $102.6 million for the same period in 2012, an improvement of 19.2%. The increase was driven primarily by strength in the Oil and Gas Proppants segment.

•	Overall sales volumes increased to 1.9 million tons, an increase of 8.2% over the first quarter of 2012.

•	Contribution margin for the quarter of $49.4 million compared with $47.4 million for the same period last year.

•	Adjusted EBITDA was $38.8 million or 31.7% of revenue compared with $37.0 million or 36.1% of revenue for the same period last year.

Oil and Gas

•	Revenue for the quarter totaled $73.6 million compared with $53.8 million in the same period in 2012.

•	Segment contribution margin was $36.2 million versus $35.1 million in the first quarter of 2012.

•	Tons sold totaled 920,569 versus 678,982 sold in the first quarter of 2012.

Industrial and Specialty Products

•	Revenue for the quarter totaled $48.7 million compared with $48.8 million for the same period in 2012.

•	Segment contribution margin was $13.2 million versus $12.4 million in the first quarter of 2012.

•	Tons sold totaled 964,956 compared with 1,063,900 sold in the first quarter of 2012.

Capital Update

As of March 31, 2013, the Company had $42.9 million in cash and cash equivalents and $29.0 million available under its credit facilities. Total outstanding debt at March 31, 2013 totaled $265.4 million. Capital expenditures in the first quarter totaled $22.7 million and were associated primarily with investments in a new resin-coated proppant plant in Rochelle, IL, a new Greenfield mine in Sparta, WI and various investments in its logistics network company-wide.

Quarterly Cash Dividend

The Company’s Board of Directors has declared a regular quarterly cash dividend of $0.125 per share to common shareholders of record at the close of business on June 19, 2013, payable on July 3, 2013. Future declarations of dividends are subject to approval of the Board. Commenting on the Board’s decision, President and CEO Bryan Shinn said “the initiation of this dividend reflects the confidence that we have in our future business prospects and ability to generate cash beyond the needs for growth investment.”

Outlook and Guidance

The company expects revenues of approximately $132 million to $140 million and adjusted EBITDA of between $39 million and $42 million in the second quarter of 2013. For the full year, 2013, the Company is reaffirming its guidance for adjusted EBITDA in the range of $165 million to $175 million and capital expenditures of between $50 and $60 million.

Conference Call

U.S. Silica will host a conference call for investors today, April 30, 2013 at 10:00 a.m. Eastern Time to discuss these results. Hosting the call will be Bryan A. Shinn, President and Chief Executive Officer and Don Merril, Vice President and Chief Financial Officer. Investors are invited to listen to a live webcast of the conference call by visiting the “Investor Resources” section of the Company’s website at www.ussilica.com. The webcast will be archived for one year. The call can also be accessed live over the telephone by dialing (877) 705-6003 or for international callers, (201) 493-6725. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers, (858) 384-5517. The Passcode for the replay is 412223. The replay of the call will be available through May 31, 2013.

About U.S. Silica

U.S. Silica Holdings, Inc., a Delaware corporation, is the second largest domestic producer of commercial silica, a specialized mineral that is a critical input into the oil and gas proppants end market. The company also processes ground and unground silica sand for a variety of industrial and specialty products end markets such as glass, fiberglass, foundry molds, municipal filtration and recreational uses. During its 100-plus year history, U.S. Silica Holdings, Inc. has developed core competencies in mining, processing, logistics and materials science that enable it to produce and cost-effectively deliver over 250 products to customers across these end markets. U.S. Silica Holdings, Inc. is headquartered in Frederick, MD.

Forward-looking Statements

Certain statements in this press release are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 and speak only as of this date. Forward-looking statements made include any statement that does not directly relate to any historical or current fact and may include, but are not limited to, statements regarding U.S. Silica’s growth opportunities, strategy, future financial results, forecasts, projections, plans and capital expenditures, and the commercial silica industry. Forward-looking statements are based on our current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements. Among these factors are: (1) fluctuations in demand for commercial silica; (2) the cyclical nature of our customers’ businesses; (3) operating risks that are beyond our control; (4) federal, state and local legislative and regulatory initiatives relating to hydraulic fracturing; (5) our ability to implement our capacity expansion plans within our current timetable and budget; (6) loss of, or reduction in, business from our largest customers; (7) increasing costs or a lack of dependability or availability of transportation services or infrastructure; (8) our substantial indebtedness and pension obligations; (9) our ability to attract and retain key personnel; (10) silica-related health issues and corresponding litigation; (11) seasonal and severe weather conditions; and (12) extensive and evolving environmental, mining, health and safety, licensing, reclamation and other regulation (and changes in their enforcement or interpretation). Additional information concerning these and other factors can be found in U.S. Silica’s filings with the Securities and Exchange Commission. We undertake no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as otherwise required by law.

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended March 31,
	2013	2012
	(in thousands, except per share amounts)
Sales	$122,311	$102,591
Cost of goods sold (excluding depreciation, depletion and amortization)	74,412	56,921
Operating expenses
Selling, general and administrative	12,404	9,904
Depreciation, depletion and amortization	8,278	5,978

	20,682	15,882

Operating income	27,217	29,788
Other (expense) income
Interest expense	(3,576)	(3,797)
Other income, net, including interest income	122	154

	(3,454)	(3,643)

Income before income taxes	23,763	26,145
Income tax expense	(6,486)	(7,032)

Net income	$17,277	$19,113

Earnings per share:
Basic	$0.33	$0.37
Diluted	$0.32	$0.37

U.S. SILICA HOLDINGS, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

	March 31, 2013	December 31, 2012
	(in thousands)

ASSETS
Current Assets:
Cash and cash equivalents	$42,919	$61,022
Accounts receivable, net	65,249	59,564
Inventories, net	42,776	39,835
Prepaid expenses and other current assets	7,686	6,738
Deferred income tax, net	10,122	10,108

Total current assets	168,752	177,267

Property, plant and mine development, net	429,611	414,218
Debt issuance costs, net	1,980	2,111
Goodwill	68,403	68,403
Trade names	10,436	10,436
Customer relationships, net	6,428	6,531
Other assets	8,451	7,844

Total assets	$694,061	$686,810

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Book overdraft	$4,376	$5,390
Accounts payable	30,307	37,333
Accrued liabilities	10,080	9,481
Accrued interest	154	2
Current portion of capital lease	489	—
Current portion of long-term debt	2,434	2,433
Short-term debt	10,551	—
Income tax payable	6,149	20,596
Current portion of deferred revenue	2,938	4,855

Total current liabilities	67,478	80,090

Long-term debt	252,383	252,992
Liability for pension and other post-retirement benefits	52,768	52,747
Deferred income tax, net	60,154	59,111
Other long-term obligations	10,323	10,176

Total liabilities	443,106	455,116

Commitments and contingencies

Stockholders’ Equity:
Common stock	529	529
Preferred stock	—	—
Additional paid-in capital	164,535	163,579
Retained earnings	100,008	82,731
Treasury stock, at cost	(364)	(970)
Accumulated other comprehensive loss	(13,753)	(14,175)

Total stockholders’ equity	250,955	231,694

Total liabilities and stockholders’ equity	$694,061	$686,810

Non-GAAP Financial Measures

Adjusted EBITDA

Adjusted EBITDA is not a measure of our financial performance or liquidity under GAAP and should not be considered as an alternative to net income as a measure of operating performance, cash flows from operating activities as a measure of liquidity or any other performance measure derived in accordance with GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Adjusted EBITDA contains certain other limitations, including the failure to reflect our cash expenditures, cash requirements for working capital needs and cash costs to replace assets being depreciated and amortized, and excludes certain non-recurring charges that may recur in the future. Management compensates for these limitations by relying primarily on our GAAP results and by using Adjusted EBITDA only supplementally. Our measure of Adjusted EBITDA is not necessarily comparable to other similarly titled captions of other companies due to potential inconsistencies in the methods of calculation.

	Three Months Ended March 31,
	2013	2012
	(in thousands)
Net income	$17,277	$19,113
Total interest expense, net of interest income	3,552	3,763
Provision for taxes	6,486	7,032
Total depreciation, depletion and amortization expenses	8,278	5,978

EBITDA	35,593	35,886
Non-recurring expense (income) (1)	—	(439)
Transaction expenses (2)	—	156
Non-cash incentive compensation(3)	678	654
Post-employment expenses (excluding service costs)(4)	586	605
Other adjustments allowable under our existing credit agreements(5)	1,930	125

Adjusted EBITDA	$38,787	$36,987

(1)	Includes the gain on sale of assets for the three months ended March 31, 2013, and 2012, respectively.
(2)	Includes fees and expenses related to the January 27, 2012 amendment of our Term Loan and Revolver.
(3)	Includes vesting of incentive equity compensation issued to our employees.
(4)	Includes net pension cost and net post-retirement cost relating to pension and other post-retirement benefit obligations during the applicable period, but in each case excluding the service cost relating to benefits earned during such period. See Note Q to our Consolidated Financial Statements in Part I, Item 1 of this Quarterly Report on Form 10-Q.
(5)	Reflects miscellaneous adjustments permitted under our existing credit agreements, including such items as expenses related to a secondary offering by Golden Gate Capital and reviewing growth initiatives and potential acquisitions.

Investor Contact:

U.S. Silica Holdings, Inc.

Michael Lawson

Director of Investor Relations and Corporate Communications

(301) 682-0304

lawsonm@USSilica.com

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